Enterprise CPAs, Ltd.
Certified Public Accountants
209 West 23rd Street, Suite 2
Chicago, IL 60616
Telephone (312) 326-3412

To the Board of Directors
Yaboo, Inc.

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our audited report dated on April 12, 2011 for the balance sheets of Yaboo, Inc. as of December 31, 2010, and 2009, and the related consolidated statements of loss, shareholders’ equity, and statements of cash flows for years ended December 31, 2010, and 2009.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ Enterprise CPAs, Ltd.

Enterprise CPAs, Ltd.
Certified Public Accountants
Chicago, IL

May 2, 2011